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                                                                    EXHIBIT 10.8

To:      Steve Ahlbom

From:    Ed Callahan

CC:      John Ryan and Howard Morgan

Date:    October 1, 1998

Re:      Your Risk and Reward


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Your efforts to date are greatly appreciated. You are a critical member of the team. Neoware Systems, Inc. needs your commitment and dedication over the next several years, now more than ever before.

In order to enhance your commitment and dedication, Neoware Systems, Inc. is prepared to offer you incentive for outstanding results and some amount of assistance if there is a change in control of the company with results that affect you negatively.

This memo is a summary of actions that will be documented for you in a prospectus in the case of the options and in a letter in the case of the other items.

On the incentive side, Neoware Systems, Inc. is providing, as approved by the Compensation and Stock Committee of the Board of Directors as of August 28, 1998:

o A re-pricing of your existing 110,000 options from $3.00 to market.

o An additional grant of 15,000 options at market with 33 1/3% vesting instantly, 33 1/3% in 6 months, and 33 1/3% in 12 months.

On the assistance side, Neoware Systems, Inc. will provide:

o 6 months continuation of salary and benefits upon change of control of the company if you are not offered a job.

o Confirmation that all your options vest upon change of control of the company.